Filed Pursuant to Rule 433
Dated March 13, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	March 13, 2007
Settlement Date (Original Issue Date):	April 2, 2007
Maturity Date:	November 1, 2012
Principal Amount:	US$500,000,000
Price to Public (Issue Price):	99.999% (plus accrued interest from and including February 1, 2007 to but excluding April 2, 2007)
Agents Commission:	0.175%
All-in Price:	99.824%
Accrued Interest:	US$4,575,000.00
Net Proceeds to Issuer:	US$503,695,000.00 (includes accrued interest from and including February 1, 2007 to but excluding April 2, 2007)
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.13%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 1, May 1, August 1, and November 1 of each year, commencing May 1, 2007 and ending on the Maturity Date

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Filed Pursuant to Rule 433
Dated March 13, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GZ49
ISIN:	US36962GZ490
Common Code:	N/A

Additional Information:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issuance of US$300,000,000, US$625,000,000, US$220,000,000 and US$1,000,000,000 principal amount of Floating Rate Notes due November 1, 2012 as described in the Issuers pricing supplement numbers 4466, 4475, 4487 and 4543, respectively, dated October 25, 2006, November 6, 2006, November 14, 2006 and February 13, 2007, respectively.

Plan of Distribution:

The Notes are being purchased by HSBC Securities (USA) Inc. (the "Underwriter"), as principal, at 99.999% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated March 13, 2007
Registration Statement: No. 333-132807

Additional Information:

At December 31, 2006, the Company had outstanding indebtedness totaling $425.713 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2006, excluding subordinated notes payable after one year, was equal to $420.811 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,
2002	2003	2004	2005	2006
1.43	1.77	1.87	1.70	1.64

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter(s) participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049 or Investor Communications of the issuer at 1-203-357-3950.